Memo: 6093473, 6093476 & 60934878
Transaction Detail
Memo: 6093473, 6093476 & 60934878
External Id:

Account:	2312		USAZ VK GROWTH
Security:	46261V1080		IPASS, INC.
 Tran Code:	BUY				Local	Trade	Settle
Base					USD	USD
Trade Date:	23-July-03			Shares/Par:	2,100.0000
Effective Date:	24-July-03	Price/Share:	14.00000
		14.000000
Contractual Settle Date:	29-July-03	29-July-03
Principal:	(29,400.00)		(29,400.00)
Actual Settle Date:	29-July-03	29-July-03		Income:
				Total Cash:		(29,400.00)
Executing Broker:	SGCOWEN & CSUISSE			Cost:	29,400.00
	29,400.00
Clearing Broker:				Amortization:	-
Commission Reason:				Commission:	-
Commission Indicator:	C			Expense:	-
Exchange:				Gain / Loss:	-		-
Advisor:
 Principal/Agent:
 Commitment Flag:
 Comfirmation Flag:	C
Location Code:
Reversed By:	0

UNDERWRITING

Morgan Stanley, SG Cowen, Credit Suisse First Boston and Thomas
Weisel Partners LLC are acting as joint bookrunning
Managers of this offering.

Subject to the terms and conditions stated in the underwriting
Agreement dated the date of this prospectus supplement, each underwriter has agreed to purchase, and we have agreed to sell to that underwriter, their portion of the 7 million shares.


USAllianz Variable Insurance Products Trust